UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 4, 2022

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

(408) 841-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Private Placement of 3.50% / 5.00% Convertible Senior PIK Toggle Notes due 2027

Investment Agreement

On April 4, 2022, ChargePoint Holdings, Inc. (the “Company”) and ChargePoint, Inc. entered into an investment agreement (the “Investment Agreement”) with Antara Capital LP (the “Purchaser”), relating to the sale by the Company to the Purchaser of $300.0 million aggregate principal amount of the Company’s 3.50% / 5.00% Convertible Senior PIK Toggle Notes due 2027 (the “Notes”). The Notes will initially be guaranteed by ChargePoint, Inc., a wholly owned subsidiary of the Company. The Notes will also be guaranteed by the Company’s future wholly owned material, domestic subsidiaries. The transactions contemplated by the Investment Agreement (the “Transactions”) are expected to close on April 12, 2022 (the date on which the closing occurs, the “Closing”), subject to satisfaction of the customary closing conditions set forth in the Investment Agreement.

The gross proceeds from the sale of the Notes are expected to be approximately $300.0 million, prior to deducting fees and estimated offering expenses. The Company intends to use the net proceeds from this sale for general corporate purposes.

Subject to certain limitations, the Investment Agreement provides the Purchaser with certain registration rights for the shares of the Company’s common stock issuable upon conversion of the Notes. The Investment Agreement requires the Company to prepare and file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable after the issuance of the Notes to register the resale of the shares underlying the Notes, including shares underlying potential capitalized PIK Interest (as defined below).

Indenture and Issuance of Convertible Notes

The Notes will be governed by an indenture (the “Indenture”) among the Company, ChargePoint, Inc., as guarantor, and Wilmington Trust National Association, as trustee (the “Trustee”). The Notes will be senior, unsecured obligations of the Company and any guarantor, bearing interest at a rate of 3.50% per annum, to the extent paid in cash (“Cash Interest”), and 5.00% per annum, to the extent paid in kind through an increase in the principal amount of the Notes (“PIK Interest”). The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof. Any PIK Interest will be paid by increasing the principal amount of the affected Notes at the end of the applicable interest period by the amount of such PIK Interest (rounded up to the nearest dollar). Following an increase in the principal amount of any Notes as a result of a PIK Interest payment, such Notes will bear interest on the increased principal amount from and after the date of such PIK Interest payment. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2022. It is expected that the Notes will mature on April 1, 2027, unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes will be convertible at an initial conversion rate to be determined prior to Closing, which will be equal to the greater of (i) 130% of the average daily per share volume-weighted average price of the Company’s common stock, par value $0.0001 per share (“Common Stock”), over the averaging period, which will be the three consecutive trading days starting April 5, 2022, and (ii) 110% of the last reported sale price of the Company’s Common Stock as of the close of trading on the date hereof (the “Reference Price”). The initial conversion rate will be subject to customary anti-dilution and other adjustments. Prior to the close of business on the business day immediately preceding January 1, 2027, such conversion will be subject to the satisfaction of certain conditions set forth below. On or after January 1, 2027, holders of the Notes will have the right to convert all or a portion of their Notes at any time prior to close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

Holders of the Notes will have the right to convert all or a portion of their Notes prior to the close of business on the business day immediately preceding January 1, 2027 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Notes on each such trading day; (iii) if the Company calls such Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.

The Company may not redeem the Notes prior to April 21, 2025. The Company may redeem the Notes in whole or in part, at its option, on or after such date and prior to the 41st scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest thereon.

In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or who elects to convert any Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change or a change in control transaction (each such term as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the capitalized principal amount of Notes, in the case of a fundamental change, or 125% of the capitalized principal amount of Notes, in the case of change in control transactions, in each case plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture will include a restrictive covenant that, subject to specified exceptions, limits the ability of the Company and its subsidiaries to incur secured debt in excess of $750.0 million. In addition, the Indenture will include customary terms and covenants, including certain events of default after which the Notes may accelerate the maturity of the Notes and become due and payable immediately. Such events of default include: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time, if such failure is not cured within five business days; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) the Company’s failure in its obligation to convert a Note, if such default is not cured within five business days; (v) a default by the Company or any guarantor in their other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company, any “significant subsidiary” of the Company (within the meaning of Regulation S-X), or any guarantor with respect to indebtedness for borrowed money of at least $30,000,000; (vii) certain failures by the Company, any significant subsidiary of the Company or any guarantor with respect to the payment of final judgments of at least $30,000,000; (viii) certain events of bankruptcy, insolvency and reorganization involving the Company, any significant subsidiary of the Company or any guarantor; and (ix) except as permitted under the Indenture, the guarantee (as defined in the Indenture) of any guarantor ceases to be in full force and effect, or such guarantor denies or disaffirms in writing its obligations under the Indenture of its guarantee.

The foregoing summaries of the Indenture, the Notes and the Investment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of, as applicable, the Investment Agreement and the Indenture (including the form of Note attached thereto), which will be filed with the SEC following and subject to the Closing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 3.02	Unregistered Sale of Securities

On April 4, 2022, the Company entered into the Investment Agreement, pursuant to which it agreed to sell $300.0 million in aggregate principal amount of the Notes to the Purchaser in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company is selling the Notes to the Purchaser in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by the Purchaser in the Investment Agreement.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 8.01.	Other Events.

Press Release

On April 4, 2022, the Company issued a press release announcing the Transactions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated April 4, 2022.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson
Title: Chief Financial Officer

Date: April 4, 2022